Exhibit 16.1

UHY LLP 1185 Avenue of the Americas 38th Floor New York, NY 10036 (212) 381-4700 uhy-us.com

October 19, 2026

Securities and Exchange Commission

100 F Street, N.E.

Washington, DC 20549

Dear Commissioners:

We have read the statements included in the “Changes in Registrant’s Certifying Accountant” section of the Form 8-K Current Report (the “Filing”) of AlphaTime Acquisition Corp (the “Company”), which we understand will be filed with the Securities and Exchange Commission on October 19, 2026. We agree with the statements relating only to UHY LLP in such Filing; we are not in a position to agree or disagree with other statements contained therein.

We hereby consent to the filing of this letter as an exhibit to the foregoing Filing.

Very truly yours,

New York, New York